UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

1ST FINANCIAL SERVICES CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders of 1st Financial Services Corporation will be held at the Thomas Auditorium in the David W. Sink, Jr. building at Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina 28731 on Tuesday, June 15, 2010, at 10 a.m. local time.

The purposes of the meeting are:

1.	Election of Directors. To elect four directors, each to serve a three-year term;

2.	Advisory Vote on Executive Compensation. To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers;

3.	Amend our Articles of Incorporation. To vote on a proposal to increase the number of authorized shares of our common stock from twenty million (20,000,000) to thirty-five million (35,000,000); and

4.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our common stock you held of record on April 21, 2010, which is the record date for the meeting. Our Board of Directors recommends that you vote “FOR” the election of each of the four nominees for director named in this Proxy Statement, and “FOR” each of the other two proposals.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed Proxy Statement to vote your shares for you by signing and returning the enclosed proxy card or following the instruction in the Proxy Statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card or vote by Internet, you may still revoke it later or attend the Annual Meeting and vote in person.

By Order of the Board of Directors

Hendersonville, North Carolina May 7, 2010	Michael G. Mayer Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION

IN VOTING YOUR PROXY CARD IS APPRECIATED.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2010 Annual Meeting of our shareholders and at any adjournments of the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to our shareholders on or about May 7, 2010. The Annual Meeting will be held at the Thomas Auditorium in the David W. Sink, Jr. building at Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina 28731 on Tuesday, June 15, 2010, at 10 a.m. local time.

In this Proxy Statement, the terms “you,” “your,” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our,” “our company,” and similar terms refer to 1st Financial Services Corporation. Our banking subsidiary, Mountain 1st Bank & Trust Company, is referred to as the “Bank.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON JUNE 15, 2010.

The Proxy Statement and annual report to security holders are available at:

https://www.mountain1st.com/proxy

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	Elect four directors for three-year terms (see “Proposal 1: Election of Directors” on page 4);

•	Approve a non-binding, advisory resolution to approve the compensation of our named executive officers (see “Proposal 2: Advisory Vote on Executive Compensation” on page 26);

•

To increase the number of authorized shares of our common stock from twenty million (20,000,000) to thirty-five million (35,000,000) (see “Proposal 3: Amendment to our Articles of Incorporation.” on page 27); and

•	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the four nominees for director named in this Proxy Statement, and “FOR” each of the other proposals.

How You Can Vote at the Annual Meeting

Record Holders.    If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

•	You can attend the Annual Meeting and vote in person;

•

You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this Proxy Statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you; or

•

You can appoint the Proxies to vote your shares for you by going to our Internet voting website (https://www.mountain1st.com/proxy), and click on the link for “proxy voting.” When you are prompted for your “voter control number,” you should enter the number printed just above your name on the enclosed proxy card, and then follow the instructions you will be given. You may vote by Internet only until 5:00 p.m. local time on June 14, 2010, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this Proxy Statement.

Shares Held in “Street Name.”    Only the record holders of shares of our common stock, or their appointed proxies, may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e., the record holder) may vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our Proxy Statement (or by following any other directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the proposal to amend our Articles of Incorporation, when they have not received instructions from the beneficial owners of the shares. However, they often do not have authority to vote on non-routine proposals, such as the election of directors, without instructions from the beneficial owners of the shares they hold. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee how to vote your shares.

Solicitation and Voting of Proxies

If you are the record holder of your shares of our common stock, a proxy card is included with this Proxy Statement that provides for you to name three of our officers, Peggy H. Denny, Janet King, and Mary K. Dopko, or any substitute appointed by them, individually or as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it to us so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the proxies by Internet, but do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the four nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this Proxy Statement. If instructions are given for some but not all proposals, the instructions that are given will be followed and the Proxies will vote your shares “FOR” the proposals on which no instructions are given. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Proxies; How You Can Change Your Voting Instructions

Record Holders.    If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and you later wish to change the voting instructions you gave the Proxies or to revoke that authority, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies:

•	You can sign and submit a proxy card, dated after the date of your original proxy card, which contains your new instructions; or

•	You can click on the link for “proxy voting” on our Internet website, enter the voting control number printed just above your name on the enclosed proxy card, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

•	You can give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet vote; or

•

You can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet vote and vote your shares in person. Your attendance at the Annual Meeting alone will not revoke your proxy card or Internet vote; you also must notify our Corporate Secretary of your desire to revoke your proxy card or Internet vote.

Shares Held in “Street Name.”    If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. We are requesting that banks, brokers, and other custodians, nominees, and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers, and employees may solicit proxy cards either personally, by telephone, or by other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, not contained in this Proxy Statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on April 21, 2010, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 5,018,849 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our stock on the Record Date to vote at the Annual Meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. “Broker non-votes” also will be counted in determining whether there is a quorum. “Broker non-votes” will occur if your broker or other nominee votes your “street name” shares on one or more matters at the meeting but does not vote on a “non-routine” matter because you have not given voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote, for each share of our common stock you held of record on the Record Date, on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the four nominees receiving the highest numbers of votes will be elected. For Proposals 2 and 3 to be approved, the votes cast in favor of each proposal must exceed the votes cast against it. So long as a quorum is present, abstentions and broker non-votes will have no effect on the voting for directors or on Proposals 2 and 3.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that:

•

Our Board of Directors consists of not less than five nor more than 15 members, and that our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•

Our Board of Directors is divided into three classes and directors are elected to staggered three-year terms, such that each year the terms of the directors in one class expire and directors in that class are elected for new three-year terms or until their respective successors have been duly elected and qualified.

Nominees

The number of members of our Board of Directors is set at 11. Since the resignation of our former Chief Executive Officer, Gregory L. Gibson, in October 2009, however there have only been ten members serving on our Board. The terms of four of our current directors expire at the Annual Meeting. One of those directors, Catherine H. Schroder, has decided not to stand for re-election. Her decision was based solely on her desire to spend more time with her family and to concentrate on other interests. Based on the recommendation of our Corporate Governance Committee, the three other directors and our Chief Executive Officer, Michael G. Mayer, have been nominated by our Board for election to three-year terms. If the four nominees are elected, there will be ten directors serving on our Board following the Annual Meeting, leaving one vacancy to be filled by either our Board or our shareholders. Notwithstanding the vacancy, proxies may not be voted at the Annual Meeting for a greater number of persons than the number of nominees.

We believe that leaving a vacant seat on our Board is in the best interests of our company since it permits our Board to elect a director to the Board before the 2011 annual meeting should we identify a candidate who has qualifications which would enhance our Board’s capabilities and/or who would further the Bank’s relationships in the communities we serve. Our Board has not currently identified any such candidate, and by creating this vacancy, it does not necessarily mean that any appointment will be made before the 2011 annual meeting. qualifications which would enhance our Board’s capabilities and/or who would further the Bank’s relationships in the communities we serve. Our Board has not currently identified any such candidate, and by creating this vacancy, it does not necessarily mean that any appointment will be made before the 2011 annual meeting.

Each of the nominees for director brings special skills and attributes to our Board through a variety of levels of education, business experience, director experience, banking experience and community involvement. Information about the nominees for election at the Annual Meeting is presented below, along with a brief discussion of the specific experience, qualifications, attributes or skills that led our Corporate Governance Committee to recommend and our Board to nominate these individuals for election at the Annual Meeting. Except for Mr. Mayer, each of the nominees has served on our Board since our company was organized in 2008, and has served on the Bank Board since the Bank was organized in 2004.

Michael D. Foster, age 68, is the owner and President of Foster Real Estate Appraisers, Inc., Asheville, NC (real estate appraisal firm). He has served on a variety of committees of both the Company and the Bank, and presently serves as a member of the Loan Committee and the Asset Liability Management Committee. He graduated from Mars Hill College. Mr. Foster has six years of banking experience.

James C. Kirkpatrick, age 46, is a real estate broker/investor, and former co-owner and President of Forge Mountain Foods, Hendersonville, NC (specialty food wholesaler and retailer). Mr. Kirkpatrick previously was a part-time weather anchor for WSPA TV (CBS affiliate) in Spartanburg, SC. He has served on a variety of committees of both the company and the Bank, and presently serves as Chairman of the Loan Committee. He earned a B.A. from Wake Forest University. Mr. Kirkpatrick is a graduate of the North Carolina Bank Directors’ College (“Directors’ College”). Mr. Kirkpatrick has six years of banking experience.

Michael G. Mayer, age 50, is our Chief Executive Officer. Prior to his appointment in January, 2010, he was President and Chief Executive Officer of Carolina Commerce Bank from 2008 until 2009, President and Chief Executive Officer of Colony Signature Bank (I/O) from 2007 until 2008, Charlotte Market President of Paragon Commercial Bank from 2006 until 2007, and Senior Vice President of Bank of America from 1982 until 2006. Mr. Mayer is a member of the Board of Directors of the Charlotte Regional Partnership. He has attended several banking conferences hosted by the NC Banking Commission and the NC Bankers Association. Mr. Mayer has 30 years of banking experience.

Van F. Phillips, age 58, is a co-owner and Vice President of Great Meadows, Inc., Spruce Pine, NC (real estate management firm). He has served on a variety of committees of both the company and the Bank, and presently serves as Chairman of the Audit Committee and as a member of the Asset and Liability Management Committee. Mr. Phillips previously served as a director, audit committee member and executive committee member of MountainBank and MountainBank Financial Corporation, Hendersonville, NC, and as Chairman of First Western Bank, Burnsville, NC. He also served on the Spruce Pine Advisory Board of First Union National Bank (now Wachovia Bank). Mr. Phillips is a former member of the NC House of Representatives, where he served on the House Banking Committee. He has also been elected a County Commissioner in Mitchell County, NC. He is a graduate of the Directors’ College, and presently serves on the NC Banking Commission. Mr. Phillips has 21 years of banking experience.

Our Board of Directors recommends that you vote “FOR” each of the four nominees named above.

The four nominees receiving the highest numbers of votes will be elected.

Incumbent Directors

Information about our other six current directors, whose terms of office will continue after the Annual Meeting, is presented below, along with a brief discussion of the specific experience, qualifications, attributes or skills that led the Committee to recommend and our Board to nominate these individuals for election. Each of the incumbent directors has served on our Board since our company was organized in 2008, and has served on the Bank Board since the Bank was organized in 2004.

William H. Burton, age 56, is the President of Old Mill Stream, LLC (real estate development firm), and the former Chairman of Café Enterprises, Inc., Taylors, SC (parent company of Fatz Café restaurants). He has served on a variety of committees of both the company and the Bank, and presently serves as Vice Chairman of our Board, Chairman of the Asset and Liability Management Committee and as a member of the Audit Committee and the Corporate Governance Committee. Mr. Burton previously served as a director and audit committee chairman of MountainBank and MountainBank Financial Corporation, Hendersonville, NC. He is a graduate of the Directors’ College. Mr. Burton has 13 years of banking experience.

H. Steve McManus, age 68, is the owner of Southwestern Development of NC, LLC and Moon-McManus Development LLC (residential real estate development firms). He is co-owner and President of Beacon Food Services, Inc. (restaurants). Mr. McManus previously served as Chief Executive Officer of Hardee’s Food Systems, Inc., Rocky Mount, NC, and was employed by its parent company for over 25 years. He has served on a variety of committees of both the company and the Bank, and presently serves as a member of the Audit Committee, the Corporate Governance Committee and the Asset and Liability Management Committee. He served as a director and executive committee member of MountainBank and MountainBank Financial Corporation, Hendersonville, NC. He earned a degree in Business Administration from The Citadel, and serves as a director, audit committee member and investment committee member of The Citadel Foundation. He is a graduate of the Directors’ College, and has attended several banking conferences hosted by the NC Banking Commission and the NC Bankers Association. Mr. McManus has 13 years of banking experience.

Bradley B. Schnyder, age 53, is the owner of Mountainscape, Inc. and Windstone Properties, LLC. He has served on a variety of committees of both the company and the Bank, and presently serves as Chairman of our Board and as a member of the Audit Committee. He is a graduate of the Directors’ College and has attended several banking conferences hosted by the NC Banking Commission. Mr. Schnyder has six years of banking experience.

B. Lee Beason, age 52, is our Chief Operating Officer. Before joining the Bank in 2004, Mr. Beason was employed by MountainBank, Hendersonville, NC, in various administrative and branch supervisory positions, including State Executive. Previously, he was employed as City Executive of High Street Banking Company, Asheville, NC from 1997 until 2001, and before that worked for a total of ten years with Wachovia Bank and BB&T. He earned a degree in Industrial Psychology from Appalachian State University. He has attended several banking conferences hosted by the NC Banking Commission and the NC Bankers Association. He has 24 years of banking experience.

Vincent K. Rees, age 42, is our President. Before joining the Bank in 2004, Mr. Rees was employed by MountainBank, Hendersonville, NC, from its organization during 1997. He served MountainBank as Chief Lending Officer from 1997 until 2001, and then as a Regional President of that bank and Executive Vice President of its parent holding company. Mr. Rees previously was employed in South Carolina for seven years by NationsBank (now Bank of America) and its predecessor, C&S Bank, where he served in various positions in branch management, credit analysis, and consumer and commercial lending. He has attended several banking conferences hosted by the NC Banking Commission and the NC Bankers Association. Mr. Rees has 22 years of banking experience.

John S. Sheiry, age 58, is the owner and proprietor of Historic Inns, Inc. (bed and breakfast accommodations), and is a hospitality industry consultant. Mr. Sheiry has enjoyed a long and distinguished career in the hospitality industry, during which time he has held various senior executive positions, including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. He has served on a variety of committees of both the company and the Bank, and presently serves as Chairman of the Corporate Governance Committee and as a member of the Audit Committee and the Asset Liability Management Committee. He earned a B.S. from the University of Denver, an M.B.A. from Emory University, and has been a certified hotel administrator for over 27 years. He has attended several banking conferences hosted by the NC Banking Commissioner and the NC Bankers Association. Mr. Sheiry has six years of banking experience.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Our Board is led by Bradley B. Schnyder, who has served as Chairman of our company since it was organized in 2008, and Chairman of the Bank since 2007. In the absence of Mr. Schnyder, our Board is led by Vice-Chairman, William H. Burton. The ultimate authority to oversee the business of our company rests with our Board, which appoints the Chairman. The role of our Board is to effectively govern the affairs of the company for the benefit of our shareholders and, to the extent appropriate under NC corporate law, other constituencies including employees, customers, suppliers and the communities in which we do business. The Board appoints the company’s officers, who have responsibility for management of the company’s operations. It is the Chairman’s responsibility to lead the Board. The Chief Executive Officer is the senior executive officer of the company and is charged with carrying into effect all legal directives of the Board or the Executive Committee. The President is the company’s chief operating officer, and reports to the Chief Executive Officer.

While our Bylaws permit the Board to appoint an executive director as Chairman, we believe it is beneficial to have an independent Chairman whose sole responsibility is Board leadership. By having an independent director serve as Chairman of the Board, our Chief Executive Officer is able to focus all of his energy on managing the company. By clearly delineating the role of the office of the Chairman, we believe we have ensured no duplication of effort between the Chief Executive Officer and the Chairman. We believe this governance structure results in strong, independent leadership of our Board, while positioning our Chief Executive Officer as the leader of the company and the Bank in the eyes of our customers, employees and shareholders.

Our Board oversees the company’s general risk management strategy and ensures that risks undertaken are consistent with the Board’s established risk tolerance. Management is responsible for the day-to-day risk management processes. Risk assessment reports are provided to the Board by management on a regular and timely basis. Board committees share risk monitoring responsibilities and capabilities. The Audit Committee, charged by the Board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Corporate Governance Committee establishes corporate governance principles, and provides leadership over corporate governance matters. The Corporate Governance Committee also provides oversight for our company’s compensation programs. In addition, the Executive Committee may exercise, during intervals between meetings of the Board, all the powers and authority of the Board in directing the management of the business and affairs of the company, except as otherwise provided in our Bylaws or as limited by NC law. Also, the Bank Board has established the Asset Liability Committee. The Asset Liability Committee, made up of members of management and the Bank Board, monitors loan, investment, and liability portfolios to ensure comprehensive management of liquidity, interest rate risk and capital adequacy, and reports under guidelines established by management, the Bank Board and regulators. These committees meet regularly and provide reports of their activities and conclusions to the full Board, which is responsible for reviewing and ratifying the actions of the committees.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures and risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibilities efficiently and effectively into specific processes. The company supplements its own supervision of the loan underwriting and approval process with periodic loan audits by internal loan examiners as well as by third party professionals experienced in loan review work, who issue reports to the Board. Risk assessments have been created to properly identify and monitor risk for the company either at an entity level or within specific lines of business as appropriate.

Director Independence

Our Board of Directors periodically reviews transactions, relationships, and other arrangements involving our directors and determines which directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The NASDAQ Stock Market. The Board has directed our Corporate Governance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists our current directors, persons who served as directors during 2009, and all nominees for election as directors at the Annual Meeting who our Board believes are, were, and will be “independent” directors under NASDAQ’s criteria.

William H. Burton	H. Steve McManus	John S. Sheiry
Michael D. Foster	Van F. Phillips	Catherine H. Schroader
James C. Kirkpatrick	Bradley B. Schnyder

In addition to the specific NASDAQ criteria, in assessing the independence of our directors the Corporate Governance Committee and the Board consider whether they believe transactions required to be disclosed in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements, or factors, could impair a director’s ability to exercise independent judgment. In determining that the above directors are independent, those other factors considered by the Corporate Governance Committee and the Board included: (1) the Bank’s lending relationships with directors; (2) the lease arrangements between us and Mr. McManus’ and Mr. Phillips’ companies described under the caption “Transactions with Related Persons—Related Person Transactions During 2009 and 2008;” (3) appraisal services provided to us from time to time by Mr. Foster’s company; and (4) consulting services on hotel loans provided to us from time to time by Mr. Sheiry.

Executive Sessions of Independent Directors

At their discretion, our independent directors meet separately without management or other non-independent directors being present. During 2009, the independent directors met seven times in executive session.

Attendance by Directors at Meetings

Board of Directors Meetings.    Our Board and the Bank Board meet jointly. With the exception of Ms. Schroader, whose attendance at our Board and committee meetings was restricted due to illness, during 2009 each of our current directors attended 75% or more of the aggregate number of meetings of our Board and any committees on which he or she served. During 2009, the Board met 17 times.

Annual Meetings.    Attendance by our directors at annual meetings of our shareholders gives directors an opportunity to meet, talk with, and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend annual meetings. However, our Board’s policy is that attendance by directors at our annual meetings is beneficial to us and to our shareholders, and our directors are strongly encouraged to attend each annual meeting whenever possible. Seven of our then-current directors attended the last annual meeting which was held on May 26, 2009.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and has established a process by which you may send written communications to our Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

1st Financial Services Corporation

Attention: Corporate Secretary

101 Jack Street

Hendersonville, North Carolina 28792

You also may communicate by email to directorcommunications@mountain1st.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan, or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer and Chief Financial Officer, and, among other things, is intended to promote:

•	Honest and ethical conduct;

•	The ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents we file with the Securities and Exchange Commission and other public communications we make;

•	Compliance with governmental laws, rules, and regulations;

•	Prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

•	Accountability for adherence to the Code.

A copy of the Code of Ethics will be provided without charge upon written request to our Corporate Secretary at 1st Financial Services Corporation, 101 Jack Street, Hendersonville, North Carolina 28792, or upon request by telephone at (828) 697-3100.

COMMITTEES OF OUR BOARD

General

Our Board of Directors has two independent, standing committees that assist the Board in oversight and governance matters, the Audit Committee and the Corporate Governance Committee. Those Committees operate under written charters approved by our Board that set out their composition, authority, duties, and responsibilities. We believe each member of those committees is an “independent director” as that term is defined by the listing standards of The NASDAQ Stock Market. A current copy of each Committee’s charter is posted on our Internet website at www.mountain1st.com. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee	Corporate Governance Committee
Van F. Phillips - Chairman	John S. Sheiry - Chairman
William H. Burton	William H. Burton
H. Steve McManus	H. Steve McManus
Bradley B. Schnyder	Catherine H. Schroader
John S. Sheiry

Audit Committee

Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Audit Committee is responsible for:

•	Selecting our independent accountants and approving their compensation and the terms of their engagement;

•	Approving services proposed to be provided by our independent accountants; and

•	Monitoring and overseeing the quality and integrity of our accounting and financial reporting process and system of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), reports we file under the Securities and Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it oversees our internal audit program. The Committee met eight times during 2009.

Audit Committee Financial Expert.    Since the retirement of our former director who was designated as our audit committee financial expert, we have not had a designated audit committee financial expert because we have not determined that any of our directors qualifies as an audit committee financial expert. Our Corporate Governance Committee continues to actively consider the recruitment of a nominee to our Board who qualifies as an audit committee financial expert.

Audit Committee Report

Our management is responsible for our financial reporting processes, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our financial statements for 2009, the Audit Committee has:

•	Reviewed our audited consolidated financial statements for 2009 and discussed them with management;

•	Discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	Received written disclosures and a letter from our independent accountants required by the independence standards of the Public Company Accounting Oversight Board (PCAOB Rule 3526); and

•	Discussed with our accountants their independence.

Based on the above review and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the our 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Members of the Audit Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2009 are named below.

The Audit Committee:

William H. Burton	H. Steve McManus	Van F. Phillips – Chairman
Bradley B. Schnyder	John S. Sheiry

Corporate Governance Committee

Functions.    Our Corporate Governance Committee is a joint committee of our and the Bank’s Boards of Directors. Under its charter, the Committee acts as a nominations committee and as a compensation committee for our and the Bank’s Boards. The Committee met four times during 2009.

Nominations Committee Functions.    Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our annual meetings and for appointment to fill vacancies on our Board.

The Committee’s charter provides that the Committee will recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates.

The Committee believes that diversity with respect to viewpoint, skills and experience is an important factor in the composition of our Board. The Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of our Board as a whole. The Committee does not have a written policy with regard to diversity.

The Committee has not used the services of a third-party search firm to identify suitable candidates.

In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee

1st Financial Services Corporation

Attention: Corporate Secretary

101 Jack Street

Hendersonville, North Carolina 28792

Each shareholder recommendation should be accompanied by the following:

•

The full name, address, and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next annual meeting;

•

The full name, address, and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities, any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•

A statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide such information as the Committee may request for its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

Information about any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding, us or the Bank, and any transactions between the candidate and the Bank; and

•

Any information in addition to the above about the candidate that would be required to be included in our proxy statement (including without limitation information about legal proceedings in which the candidate has been involved within the past ten years).

To be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an annual meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s annual meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other factors: (1) the candidates’ business, personal, and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Committee recommended to our Board of Directors that our Chief Executive Officer and three of our current directors whose terms are expiring at the Annual Meeting be nominated for election to the Board.

Compensation Committee Functions.    The Corporate Governance Committee also functions as a compensation committee. Under its charter, and in addition to other duties that may be assigned from time to time by the joint Board of

Directors of our company and the Bank, the Committee reviews and provides overall guidance to the Board about our executive and director compensation and benefit programs and makes recommendations to the Board about:

•	Cash and other compensation paid or provided to our and the Bank’s Chief Executive Officer and other executive officers;

•	Adoption of new compensation or benefit plans, or changes in existing plans under which compensation or benefits are or will be paid or provided to those persons; and

•	Administration of the Bank’s annual incentive program.

The Committee also reviews and makes recommendations to our Board about amounts of compensation paid to our directors and, if requested by our Board, compensation paid (individually or in the aggregate) to our other employees.

In performing its duties the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In its review and consideration of compensation matters in general, the Committee considers information provided by our Chief Executive Officer about the individual performances of officers other than himself, and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions about executive compensation matters.

The Committee may retain the services of outside counsel or consultants, at our expense, and on terms (including fees) that it approves. During 2009, the Committee independently engaged Grady & Associates as independent legal counsel for executive compensation issues. Other than in this advisory capacity, Grady & Associates has no role in the actual recommendations the Committee makes to our Board of Directors, or in our Board’s approval of the amounts of executive compensation. During 2009, no compensation consultants were engaged to advise to the Committee, the Board or our company.

The Committee also oversees our compliance with the restrictions on executive compensation and other rules and regulations related to our participation in the U.S. Department of the Treasury (“Treasury”) Capital Purchase Program (“CPP”), which is part of the Troubled Asset Relief Program (“TARP”) established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). These restrictions on executive compensation are discussed in more detail below the caption “Executive Compensation – Capital Purchase Program: Restrictions on Executive Compensation”

EXECUTIVE OFFICERS

Listed below are certain of our current executive officers, and former executive officers who served the company during 2009. Except for Messrs. Mayer, Mobley and Mauney, each of the executive officers has served our company since completion of our bank holding company reorganization in May 2008, and before that served the Bank since its organization during 2003/2004:

Current Executive Officers

Michael G. Mayer, age 50, is our Chief Executive Officer. Prior to his appointment in January, 2010, he was President and Chief Executive Officer of Carolina Commerce Bank from 2008 until 2009, President and Chief Executive Officer of Colony Signature Bank (I/O) from 2007 until 2008, Charlotte Market President of Paragon Commercial Bank from 2006 until 2007, and Senior Vice President of Bank of America from 1982 until 2006. Mr. Mayer is a member of the Board of Directors of the Charlotte Regional Partnership. He has attended several banking conferences hosted by the NC Banking Commission and the NC Bankers Association. Mr. Mayer has 30 years of banking experience.

Vincent K. Rees, age 42, is our President. Before joining the Bank in 2004, Mr. Rees was employed by MountainBank, Hendersonville, NC, from its organization during 1997. He served MountainBank as Chief Lending Officer from 1997 until 2001, and then as a Regional President of that bank and Executive Vice President of its parent holding company. Mr. Rees previously was employed in South Carolina for seven years by NationsBank (now Bank of America) and its predecessor, C&S Bank, where he served in various positions in branch management, credit analysis, and consumer and commercial lending. He has attended several banking conferences hosted by the NC Banking Commission and the NC Bankers Association. Mr. Rees has 22 years of banking experience.

B. Lee Beason, age 52, is our Chief Operating Officer. Before joining the Bank in 2004, Mr. Beason was employed by MountainBank, Hendersonville, NC, in various administrative and branch supervisory positions, including State Executive. Previously, he was employed as City Executive of High Street Banking Company, Asheville, NC from 1997 until 2001, and before that worked for a total of ten years with Wachovia Bank and BB&T. He earned a degree in Industrial Psychology from Appalachian State University. He has attended several banking conferences hosted by the NC Banking Commission and the NC Bankers Association. He has 24 years of banking experience.

Peggy H. Denny, age 59, is our Chief Administrative Officer and is responsible for branch network management, training, and various other functions. From 1997 to November 2003, Ms. Denny was Senior Vice President of MountainBank in Hendersonville, NC. Earlier, she was employed by First Union National Bank and its predecessor, Northwestern Bank. She has 36 years of banking experience.

James H. Mauney, II, age 62, is our Chief Risk Officer. Prior to his appointment in July, 2009, he was Senior Credit Officer with Fifth Third Bank’s NC affiliate from June 2008. He served as Senior Vice President, Director of Credit Review and Chief Compliance Officer for First Charter Bank, and previously served there as Director of Special Assets from May 2000. Prior to First Charter Bank, Mr. Mauney served as Senior Credit Officer for Carolina First Bancshares, and prior to that was with Hibernia National Bank in various asset quality roles, his last being Director of Residential and Small Commercial Construction Lending. His experience at previous banking organizations includes commercial lending, credit administration, business development management and branch management. Mr. Mauney is a graduate of several senior industry level banking schools. He is active in Rotary, and has been Chairman of the Chamber of Commerce, Downtown Development Association, Red Cross, Habitat for Humanity, and is a retired Marine Corps Reserve officer. He has a total of 37 years of banking experience.

Former Executive Officers

Gregory L. Gibson, age 53, was our Chief Executive Officer until October 31, 2009. He was employed by MountainBank in Hendersonville, NC, from 2000 until October 2003, where he served as Executive Vice President and Chief Financial Officer of that bank and its parent holding company. Mr. Gibson is a certified public accountant and has a total of 29 years of experience in the banking industry.

Roger A. Mobley, age 39, was our Chief Financial Officer from September 8, 2008 until February 5, 2010. Mr. Mobley previously served as a Certified Public Accountant and Assurance and Advisory Senior Manager with Elliott Davis, LLC. Prior to that position, from September 2003, Mr. Mobley served as a Certified Public Accountant with KPMG in its banking group.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by certain of our executive officers for 2009 and 2008 (the “named executive officers”). Our named executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (2)	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
Gregory L. Gibson (1) Former Chief Executive Officer	2009	$156,452	$-0-	$-0-	$-0-	$7,596	$164,048
	2008	173,250	-0-	-0-	-0-	9,515	182,765

Vincent K. Rees (1) President	2009	157,500	-0-	-0-	-0-	7,000	164,500
	2008	157,500	-0-	-0-	-0-	4,878	162,378

B. Lee Beason (1) Executive Vice President and Chief Operating Officer	2009	131,250	-0-	-0-	-0-	6,240	137,490
	2008	131,250	-0-	-0-	-0-	8,206	139,456

Peggy H. Denny Executive Vice President and Chief Administrative Officer	2009	131,250	-0-	-0-	-0-	6,430	137,680
	2008	131,250	-0-	-0-	-0-	7,053	138,303

(1)	Messrs. Rees and Beason are members of our Board. Mr. Gibson was a member of our Board until his resignation on October 31, 2009. They did not receive any additional compensation for service as directors.
(2)	Includes the amount of salary deferred at each officer’s election under our Section 401(k) plan.
(3)	The following table describes each officer’s “Other Compensation” for 2008 and 2009:

Description	Year	G. L. Gibson	V. K. Rees	B. L. Beason	P. H. Denny
The Bank’s matching contributions for the officer’s accounts under our Section 401(k) plan	2009	$6,258	$6,300	$5,250	$5,250
	2008	8,277	4,203	7,286	5,973
Imputed income for the officer’s interest under a split dollar arrangement in insurance polices owned by the Bank	2009	1,338	700	990	1,180
	2008	1,238	675	920	1,080

In addition to compensation paid in cash, from time to time our executive officers receive various personal benefits. None of the named officers received personal benefits during 2009 for which our estimated aggregate incremental cost exceeded $10,000, and the amounts of any such benefits they received during 2009 are not included in the table. We also provide our executive officers with group life, health, medical, and other insurance coverage that are generally available to all salaried employees, and the cost of that insurance is not included in the table.

Capital Purchase Program: Restrictions on Executive Compensation

In November 2008, we participated in the CPP by selling 16,369 shares of preferred stock and a warrant to purchase 276,815 shares of our common stock to the Treasury for an aggregate purchase price of $16,369,000. As a result, we became subject to certain executive compensation restrictions under EESA, the America Reinvestment and Recovery Act of 2009 (“ARRA”) and related Treasury regulations and guidance (together the “CPP Restrictions”).

We have fully complied with the CPP Restrictions, including the following:

•

Prohibition on Certain Types of Compensation.    We are prohibited from providing incentive compensation arrangements that encourage our senior executive officers (“SEOs”) to take unnecessary and excessive risks that threaten the value of our company. We are also prohibited from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of any of our employees.

•

Risk Review.    Our Corporate Governance Committee is required to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to our company posed by such plans. The review is intended to better inform the Committee of the risks posed by the plans, and ways to limit such risks.

•

Bonus Prohibition    We are prohibited from making payments of any “bonus, retention award, or incentive compensation” to our most highly-compensated employee. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009, and limited amounts of “long-term restricted stock”.

•

Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition.    EESA permits us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. EESA requires such stock to have a minimum two-year vesting requirement, and to not “fully vest” until we have repaid all CPP-related obligations.

•

Golden Parachutes.    We may not make any severance payment to our SEOs or any of the next five most highly compensated employees upon termination of employment for any reason. There is an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

•

Clawback.    We must recover any bonus or other incentive payment paid to our SEOs or any of the next 20 most highly compensated employees on the basis of materially inaccurate financial or other performance criteria.

•	Gross-up Prohibition. We may not make any gross-up payment to our SEOs or any of the next 20 most highly compensated employees.

•

Shareholder “Say-on-Pay Proposal” Required.    The EESA and rules promulgated by the Securities and Exchange Commission require TARP recipients with securities registered under the federal securities laws to provide a separate non-binding shareholder vote to approve the compensation of their named executive officers. The Say-on-Pay Proposal is included as Item 2 in this Proxy Statement.

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Policy on Luxury Expenditures.    We are required to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

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Reporting and Certification.    Our Chief Executive Officer and Chief Financial Officer are required to provide a written certification of compliance with the CPP Restrictions in our Annual Report on Form 10-K. Additionally, the Corporate Governance Committee is required to annually submit certain disclosures and certifications to Treasury.

Risk Framework

Executive compensation is chiefly the responsibility of our Corporate Governance Committee. Over the years, the Committee has dedicated significant time and resources to fashioning an executive compensation package that promotes our success. The Committee has attempted to establish the elements of executive compensation at appropriate levels, engaging compensation consultants, obtaining independent legal advice, surveying compensation practices of companies the Committee considers peers, performing independent analyses of our compensation arrangements and evolving compensation trends and standards, and participating in discussions of compensation at meetings of the Committee and the whole board, as well as maintaining an ongoing dialogue with senior management about compensation issues.

The principal elements of compensation of the executives identified in the Summary Compensation Table consist of salary, long-term incentive equity awards, and post-termination benefits. These executives are also entitled to reimbursement for disability and long-term care insurance coverage, and they benefit from participation in broad-based employee benefit arrangements such as medical, dental, and term life insurance programs that are generally available to all employees.

We have established a low-to-moderate risk tolerance in connection with the operation of our business, including our compensation policies and practices. Adherence to such a risk tolerance is ensured by our system of internal processes and validated by independent groups, including Asset Liability Management, Credit Administration and to some extent, our independent accountants.

In addition to the overarching risk framework which limits risks, the CPP Restrictions place additional controls around our compensation policies and practices that effectively discourage and limit unnecessary and excessive risks. As discussed above, the Committee is required to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans. Related to these semiannual reviews, the Committee is required to annually submit certain disclosures and certifications to Treasury.

Employment Agreements

Michael G. Mayer, Chief Executive Officer

On January 15, 2010, Michael G. Mayer was appointed Chief Executive Officer of our company and the Bank, replacing Gregory L. Gibson, who resigned from the company and the Bank on October 31, 2009. Because Mr. Mayer was not employed by us during 2009, he is not considered a “named executive officer” for the purposes of this year’s Proxy Statement.

Mr. Mayer’s employment agreement has a term of three years beginning January 15, 2010. The employment agreement provides that our company and the Bank shall pay Mr. Mayer a base salary of $300,000 for the first year of the term, $330,000 for the second year of the term, and $363,000 for the third and final year of the term. In addition, Mr. Mayer received a one-time signing bonus of $50,000, and during the first three years of the term will receive an annual award of restricted stock having a value of $50,000. Mr. Mayer is also entitled to receive annual perquisites having an aggregate value of no more than $24,900, including employer-paid dues and assessments for membership in and use of civic and social clubs and a monthly automobile allowance.

Subject to the CPP Restrictions, Mr. Mayer shall be entitled throughout the term to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that Mr. Mayer satisfies the eligibility requirements for any such plans or benefits.

As long as we are subject to the CPP Restrictions, any bonus or incentive compensation paid or payable to Mr. Mayer shall be repaid by Mr. Mayer if the compensation was based on materially inaccurate financial statements or on any other materially inaccurate performance criteria.

Mr. Mayer, the Bank or the company may terminate Mr. Mayer’s employment at any time with or without cause, in which event Mr. Mayer shall receive base salary, and reimbursement of expenses and perquisites through the date of termination.

Named Executive Officers

In November 2008, to permit the company to participate in the CPP, each of the named executive officers executed a new form of employment agreement in compliance with the CPP Restrictions, discussed above. The named executive officers also executed a waiver, waiving any claims against Treasury or the company for any changes in compensation benefits related to the CPP Restrictions.

The form of employment agreement has a “rolling” three year term which, on each anniversary date of the agreement, is extended by one additional year unless our Board of Directors gives notice that it will not be extended. Unless sooner terminated, the term of the agreement will end at the time each of them reaches age 65. The agreement provides for:

•	Annual base salary, which will be reviewed and must be increased for cost of living increases on an annual basis; and otherwise may be increased at the discretion of the Board;

•	Participation in all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time;

•	Reimbursement of reasonable business expenses and reasonable expenses for attendance at annual and other periodic meetings of trade associations; and

•	Reimbursement for the cost of disability insurance providing an annual benefit not to exceed 60% of the officer’s base and bonus salary after an elimination period of 90 days.

The employment agreement contains other provisions under which payments and benefits are to be provided following an involuntary termination of the named executive officer’s employment without cause, or a voluntary termination under various circumstances, whether before or after a change in control of the Bank, and that restrict their ability to compete against the Bank following termination of employment. Those provisions, which are subject to the CPP Restrictions, are described below under the caption “Potential Payments Upon Termination of Employment or a Change in Control.”

Plan-Based Awards

We have three compensation plans under which awards have been granted, or from time to time in the future may be granted, to our executive officers, which are our:

•

Employee Stock Option Plan, under which options to buy shares of our common stock have been granted and remain outstanding, but which has been superseded for any new awards by our new 2008 Omnibus Equity Plan;

•	2008 Omnibus Equity Plan, under which stock options, restricted stock awards, performance share awards, and stock appreciation rights may be granted; and

•	Incentive Plan, under which additional cash compensation may be paid each year based on our corporate performance.

The 2008 Omnibus Equity Plan was adopted during 2008, and approved by our shareholders at our 2008 annual meeting. The 2008 Omnibus Equity Plan authorizes the issuance of up to 288,292 shares of our common stock, which includes 38,292 shares previously reserved for issuance under the Employee Stock Option Plan and for which corresponding stock options were not then outstanding. No new awards may be granted under the Employee Stock Option Plan, but outstanding awards granted under it remain in effect and are subject to its terms.

Employee Stock Option Plan.    Stock options granted under the Employee Stock Option Plan give the officer to whom it is granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the market value of our stock on the date the option is granted. An officer’s stock options will expire 90 days following his or her voluntary termination of employment (except in the case of retirement), or one year following termination as a result of disability. In the case of retirement, death or involuntary termination without cause, an officer’s stock options will remain in effect for its full term. Stock options will expire immediately following the involuntary termination of an officer’s employment for cause. Stock option grants did not include any performance-based conditions. The exercise price and vesting schedule for each stock option were approved by our Corporate Governance Committee at the time the stock option was granted.

2008 Omnibus Equity Plan.    Under our 2008 Omnibus Equity Plan, we may make the following types of awards:

•	Incentive stock options that qualify for favored tax treatment under Section 422 of the Internal Revenue Code (“ISOs”);

•	Stock options that do not qualify under Code section 422 (“NQSOs”);

•	Stock appreciation rights (“SARs”);

•	Restricted stock; and

•	Performance shares.

Non-employee directors are eligible only for awards of NQSOs and restricted stock. The terms of each award are described in an award agreement between us and the person to whom the award is granted.

A stock option (either an ISO or a NQSO) is the right to acquire shares of our common stock during a stated period at a specified exercise price. ISOs may be granted only to employees. An NQSO may be granted to employees or to non-employee directors. The term, exercise price, conditions, and form of payment will be determined by the Corporate

Governance Committee within limits set by the 2008 Omnibus Equity Plan. A stock option’s exercise price may not be less than the “fair market value” of a share of our common stock on the date the stock option is granted, as determined under rules set forth in the 2008 Omnibus Equity Plan.

A SAR is the right to receive cash equal to the difference between the fair market value of a share of our common stock on the date the SAR is exercised and the SAR’s exercise price stated in the award. The exercise price of a SAR may not be less than the fair market value of our common stock on the date the SAR is granted. A SAR ordinarily yields the same value on the date of exercise as a stock option, although SARs ordinarily are more likely to be settled in cash rather than stock and the exercise of a SAR does not require payment by the award recipient. As an alternative to cash settlement of a SAR, the award agreement may permit or require a participant to receive common stock having an aggregate fair market value on the exercise date equal to the amount of cash the participant would have received had the SAR been exercised for cash instead of stock, with any fractional share settled in cash.

A restricted stock award is an award of common stock subject to forfeiture if conditions specified in the award agreement are not satisfied by the end of a specified restriction period established by the Corporate Governance Committee. The typical condition that would be imposed would be employment for a specified period. During the restriction period, restricted stock is held in escrow and may not be sold, transferred, or pledged. Restricted stock vests when the conditions to vesting stated in the award agreement are satisfied, and at that time the transfer restrictions and risk of forfeiture lapse and the shares are released to the participant. If the vesting conditions are not satisfied, restricted stock is forfeited and the forfeited shares again become available under the Plan for future awards.

Performance shares are similar to restricted stock awards but they ordinarily vest only if corporate or individual performance goals, or both, specified in the award agreement are satisfied by the end of the specified period. The Plan is designed to allow conditions for performance share awards to be customized so that they can be measured by the particular award recipient’s responsibilities, by corporate goals and operating results, and by other factors, and by combinations of factors. A participant’s award agreement usually will specify that, at the end of the period in which satisfaction of the performance criteria is determined, the Corporate Governance Committee will certify that the employee has or has not satisfied the performance criteria. The shares will be forfeited if the performance criteria are not satisfied, or issued to the employee participant if the performance criteria are satisfied.

Grants During 2009.    During 2009, no new stock options or other equity awards were granted to any of our named executive officers.

Incentive Plan.    Until 2008, the Committee annually recommended (a) target amounts for each financial measure (net income, ROAA, ROAE, and total assets) at each performance level (minimum, strategic, superlative, and extraordinary) and (b) the bonus amounts for each executive at each performance level. Because of the rapid weakening of the financial sector of the economy, and to demonstrate to our shareholders that management is willing to sacrifice personal financial gain as shareholders face reduced corporate profits, the Committee determined early in 2008 that no performance incentives would be paid for the 2008 fiscal year. Again, in 2009, the Committee made an early decision not to award performance incentives for the 2009 fiscal year. No incentive pay of any kind was awarded to executives for fiscal years 2008 and 2009. In addition, our most highly compensated employee, is ineligible for annual cash incentive bonuses as long as the preferred stock issued under the CPP is held by the Treasury.

Outstanding Stock Options.    During 2009, no previously granted stock options were exercised by any of our named executive officers. This table contains information about all outstanding stock options held by our named executive officers on December 31, 2009:

OUTSTANDING EQUITY AWARDS AT 2009 YEAR END

Name	Option Awards
	Number of Securities Underlying Unexercised Stock Options (Exercisable)	Number of Securities Underlying Unexercised Stock Options (Unexercisable)	Option Exercise Price	Option Expiration Date
Gregory L. Gibson (1)	37,108	-0-	$5.63	07/26/2014
Vincent K. Rees	37,108	-0-	5.63	07/26/2014
B. Lee Beason	37,108	-0-	5.63	07/26/2014
Peggy H. Denny	37,108	-0-	5.63	07/26/2014

(1)	Mr. Gibson resigned, effective October 31, 2009. Pursuant to the terms of the stock option awards, all of his unexercised stock options expired on January 29, 2010.

Retirement Benefits

In 2008, the Bank entered into salary continuation agreements with the named executive officers to provide them with retirement benefits. Under these agreements, the Bank would make monthly payments to the officers for 15 years following their “normal retirement ages,” stated in the agreements as 62.

Under generally accepted accounting principles, the Bank accrues a liability on its books each year for its obligation to each officer under his or her agreement. These accruals are in amounts that, at each officer’s normal retirement age, cause his or her “accrual balance” to equal the then-current present value of the officer’s normal retirement benefits. The discount rate used by the Bank to determine the present value of the normal retirement benefit for 2009 was 6.00%.

These salary continuation agreements contain other provisions under which payments and benefits will be provided to Messrs. Rees and Beason, and to Ms. Denny, following an involuntary termination of his or her employment under various circumstances. Those provisions are described below.

Potential Payments Upon Termination of Employment or a Change in Control

As described below the caption “Capital Purchase Program: Restrictions on Executive Compensation,” as a consequence of our participation in the CPP, we are subject to certain executive compensation restrictions. These CPP Restrictions include a prohibition on us making any severance payment to the SEOs and the next five most highly-compensated employees upon their departure from the company or the Bank, except for payments for services performed or benefits accrued. Accordingly, the following discussion of potential payments upon termination of employment or change in control is qualified in its entirely by the effect of the CPP Restrictions.

Employment Agreements.    Our Chief Executive Officer’s employment agreement and our named executive officers’ form of employment agreement are described under the caption “Employment Agreements.” Under our Chief Executive Officer’s employment agreement, Mr. Mayer will not be entitled to receive any payments upon termination of employment or change in control. Under our named executive officers’ form of employment agreement, if a named executive officer’s employment is terminated by us without cause, or if a named executive officer terminates his or her own employment for “good reason,” the officer will continue to receive salary payments for the unexpired term of the employment agreement, and we will provide him or her with continued life and medical insurance coverage for the remaining term or, if earlier, until the officer reaches age 65, dies, or becomes employed elsewhere. Continued life and medical insurance coverage also will be provided for the remaining term of the agreement following termination of the officer’s employment as a result of disability. “Good reason” will exist for the officer to terminate his or her own employment if, without the Bank’s consent:

•	The named executive officer’s salary is reduced;

•	Duties are assigned to the named executive officer that are materially inconsistent with his or her position or represent a reduction in his or her authority;

•	There is a material diminution in the authority, duties, or responsibilities of the supervisor to whom the named executive officer reports;

•	There is a material change in the geographic location at which the named executive officer must perform services; or

•	The Bank materially breaches the employment agreement.

No payments will be made under the agreement if the named executive officer’s employment is terminated by us “for cause” or by the named executive officer without “good reason.”

If there is a change in control of our company or the Bank, each named executive officer will be entitled to:

•

A lump-sum payment equal to three times the total of his or her base salary rate at the time of the change in control, plus the amount of any bonuses or incentive compensation earned for the preceding calendar year;

•	Continued medical and life insurance coverage for the remaining term of the agreement or, if earlier, until the named executive officer reaches age 65, dies, or becomes employed elsewhere;

•	Immediate vesting of benefits under any qualified and non-qualified plans in which he or she participates, unless those plans separately address the effect of a change in control; and

•

If the payment and acceleration of benefits under other plans or arrangements results in a “parachute payment” that is subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code, an additional “gross-up payment” equal to the amount of the excise tax the named executive officer owes, plus the additional amount needed for the named executive officer to receive the amount of the excise tax net of all income, payroll, or other excise taxes. The applicable percentage gross-up payment to which the named executive officer is entitled is 66% for a change in control occurring in 2010, and 100% for a change in control occurring in 2011 or afterwards.

The change in control payments and benefits would be in lieu of any other severance payments provided for in the agreement, and a named executive officer’s right to receive the lump-sum payment would not depend on whether his or her employment was terminated.

The named executive officers’ agreements provide that, in general, a “change in control” will have occurred if:

•	A person accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of our outstanding stock;

•	Within a 12-month period a person acquires shares of our stock that amount to 30% or more of the total voting power of our outstanding stock;

•	A majority of our directors are replaced during any 12-month period by persons whose appointment or election is not endorsed in advance by a majority of our directors; or

•	There is a change in ownership of our assets that amounts to 40% or more of the total gross fair market value of all of our assets.

Under the form of employment agreement, each of our named executive officers agrees not to disclose any confidential or proprietary information about our company or the Bank to any other person and that, for the remaining period of the agreement following a termination of his or her employment, the named executive officer may not directly or indirectly compete with the Bank by providing financial products or services on behalf of another financial institution, or assisting another financial institution in providing financial products or services, within the counties in North Carolina in which the Bank or any of its affiliates conducted operations at the time the named executive officers’ employment was terminated, or in any North Carolina county contiguous to those counties. If the named executive officer violates this non-competition provision, he or she will forfeit all rights and retirement benefits under his or her employment agreement as well as all death benefits under his or her endorsement split-dollar agreement, described below. However, the restriction on their ability to compete against the Bank will terminate immediately upon a change in control.

Salary Continuation Agreements.    Our named executive officers’ salary continuation agreements are described under the caption “Retirement Benefits.” If, before normal retirement age, an officer’s employment terminates for any reason other than for cause or following a change in control, the Bank will make monthly payments to the officer for 15 years in an amount that is based upon the accrual balance at the time of employment termination. Those payments will begin on the later of the first day of (1) the seventh month after termination of the officer’s employment, or (2) the month after the officer reaches normal retirement age.

Following the death of a named executive officer, his or her beneficiaries will receive a lump-sum payment in an amount equal to the officer’s accrual balance at the time of death. An officer’s agreement will terminate automatically, and the officer’s rights to payments will be forfeited, if his or her employment is terminated for cause.

If there is a change in control of the Bank, the Bank will make a lump-sum payment to each named executive officer of the greater of $750,000 or the accrual balance at the time of the change in control. For a change in control occurring in 2009 or thereafter, the Salary Continuation Agreements also provide that the Bank will pay a tax “gross-up” benefit if the benefits payable to the executive after a change in control are subject to excise taxes under the Internal Revenue Code. For a change in control occurring in 2009, the Bank would pay only 33% of the full gross-up payment. The Bank would pay 66% of the full gross-up payment if a change in control occurs in 2010, and 100% if a change in control occurs in 2011 or afterwards.

As defined in the agreements, a “change in control” will occur if:

•	A person or group accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of all our outstanding shares;

•	A person or group acquires within a 12-month period ownership of our stock that amounts to 30% or more of the total voting power of all our outstanding shares;

•	A majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our board; or

•	A person or group acquires assets from us that amount to 40% or more of the total gross fair market value of all our assets.

Endorsement Split-Dollar Agreements.    The Bank has purchased insurance policies on the lives of our named executive officers, and has entered into endorsement split-dollar agreements with each of them. The policies are owned by the Bank. Under the agreements, upon an officer’s death, while employed by the Bank before reaching age 62, a portion of the total death benefits under the policies on his or her life will be paid to the officer’s beneficiary. The amount that will be paid to each officer’s beneficiary will be equal to the lesser of the policy’s “net death proceeds,” meaning the total death benefit minus the policy’s cash surrender value, or $1.25 million, in the case of Mr. Rees, or $1 million, in the case of Mr. Beason or Ms. Denny. The Bank will keep any balance of the death benefits from each officer’s policies, including the full cash surrender value of the policies.

Employee Group Life Insurance Plan.    We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to two times the participant’s annual salary at the date of death, subject to a cap of $250,000.

Accelerated Vesting of Stock Options.    In the event of a change in control of our company, if provision is not made for the assumption of outstanding stock options held under our stock option plans, or for the exchange of those stock options for new stock options covering shares of the successor company, our executive officers’ rights under their stock options will expire at the time the transaction becomes effective. However, to the extent that any stock option has not yet become exercisable, it will become exercisable in full immediately before the transaction becomes effective, without regard to any vesting schedule. All stock options currently granted to our named executive officers have vested in full.

DIRECTOR COMPENSATION

Director Fees

Our outside directors serve and are compensated as directors of the Bank and they do not receive any additional compensation for their services as our directors. The following table describes the standard schedule of fees paid to the Bank’s directors:

Description	Amount
Monthly retainer—Board Chairman	$1,000
Monthly retainer—Committee Chairmen	500
Per diem fee—attendance at meetings of our Board	400
Per diem fee—attendance at committee meetings	100
Additional per diem fee—attendance at Committee meetings by the Committee Chairman	100
Additional per diem fee—attendance at Audit Committee meetings by financial expert	100

Director Stock Options

We have a Director Stock Option Plan under which options were granted from time to time to our directors to purchase shares of our common stock. Each stock option gives the director to whom it is granted the right to buy shares of our common stock during a ten year period at a fixed price per share equal to the market value of our stock on the date the stock option was granted. Stock options generally remain in effect for their full terms following the termination of a director’s service for any reason. Stock option grants did not include any performance-based conditions. The exercise price and vesting schedule for each stock option was recommended by the Corporate Governance Committee to our Board of Directors, which approved the terms of each stock option granted.

No additional stock options will be granted under our Director Stock Option Plan. Any further options will be granted under our 2008 Omnibus Equity Plan described above under the caption “Executive Compensation—Plan-Based Awards—2008 Omnibus Equity Plan.”

During 2009, no new stock options were granted to any of our directors and no previously granted options were exercised by any of them.

Director Compensation for 2009

2009 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
William H. Burton	$9,500.00	-0-	-0-	$9,500.00
Michael D. Foster	7,900.00	-0-	-0-	7,900.00
James C. Kirkpatrick	11,300.00	-0-	-0-	11,300.00
H. Steve McManus	8,400.00	-0-	-0-	8,400.00
Van F. Phillips	14,900.00	-0-	-0-	14,900.00
Bradley B. Schnyder	23,000.00	-0-	-0-	23,000.00
Catherine H. Schroader	6,100.00	-0-	-0-	6,100.00
John S. Sheiry	7,900.00	-0-	-0-	7,900.00

(1)	Messrs. Beason, Gibson and Rees are not listed in the table. They were compensated as officers and employees of the Bank and did not receive any separate cash compensation for their services as directors.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our independent directors, acting as a separate committee, review and approve certain transactions, arrangements, or relationships in which we or the Bank is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, any beneficial owners of more than 5% of a class of our common stock, and members of the immediate families of those persons.

Except as described below, the policy covers:

•

Any transactions, arrangements, or relationships, or series of transactions, arrangements, or relationships, that are required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and,

•	Any other transactions, arrangements, or relationships that would fall in the first category above except for their amount being less than the $120,000 dollar threshold specified above.

The transactions covered by the policy generally include loans, but it does not cover loans the Bank makes in the ordinary course of the business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the disinterested members of the Bank’s Board of Directors. The policy also does not cover the Bank’s depository or similar banking services in the ordinary course of its business, or compensation paid to the Bank’s executive officers that has been reviewed and approved, or recommended to the Bank’s Board of Directors for approval, by our Corporate Governance Committee.

In its review of related person transactions, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it shall have concluded to its satisfaction that the transaction:

•	Has been or will be agreed to or engaged in on an arm’s-length basis;

•	Is to be made on terms that are fair and reasonable to us; and

•	Is in the best interests of us and the Bank.

Related Person Transactions During 2009 and 2008

During prior years, the Bank entered into leases with related parties of two of our directors on buildings the Bank uses as branch offices. Van F. Phillips is Vice President and co-owner of Great Meadows, Inc., which leases the Bank the building that houses its Marion, North Carolina branch office. The initial lease term is five years, and the Bank has options to renew the lease for up to four successive three-year renewal terms. The terms of the lease call for a $3,500 per month rental payment during the initial term. Rental payments for each renewal term will be adjusted by the aggregate increase in the Consumer Price Index for all Urban Consumers for the immediately preceding lease term.

H. Steve McManus is the owner of McManus Development LLC, which leases the Bank the building that houses its Fletcher, North Carolina branch office. The initial lease term is ten years, and the Bank has options to renew the lease for up to three successive five-year renewal terms. The terms of the lease call for a $3,200 per month rental payment during the first five years of the initial term, with payments during the second five years to be increased by the lesser of 18% or the aggregate increase in the Chained Consumer Price Index for all Urban Consumers during the previous five years. Rental payments during each renewal term will be adjusted by the lesser of 15% or the aggregate increase in the Chained Consumer Price Index for all Urban Consumers for the immediately preceding five years.

In each of the above leases we are responsible for the payment of insurance and property taxes on the building during the term of the lease. Both of these leases were approved by our Board of Directors and are on terms and conditions our Board believes are at least as favorable to us as those we could have obtained in leases from non-affiliated lessors on comparable properties in similar locations.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our and its current directors, nominees for director, executive officers, and other related persons. All loans included in those transactions during 2009 and 2008 were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time those loans were made for comparable transactions with other persons, those loans did not involve more than the normal risk of collectibility or present other unfavorable features. As a consequence of the downturn in the economy and the effect that this has had on the value and salability of real estate, including projected cash-flows of real estate developments, loans made to certain of our directors have been adversely affected. Details of these loans are provided below. Each of these loans continues to be paid in accordance with its terms and bears interest at the Mountain 1st Prime Rate, which is a variable rate with a floor of 5%.

The Bank has made three loans in the aggregate amount of $3,349,400 to Moon-McManus Development, LLC (“Moon-McManus”), a limited liability company in which our director, H. Steve McManus, is a member manager. During 2009, the largest aggregate amount of principal outstanding was $3,350,312. As of the Record Date $3,346,622 of principal remains outstanding. During 2009, Moon-McManus made $2,652.69 principal payments and paid $153,866.41 in interest on the loans.

The Bank has made two loans in the aggregate amount of $3,243,849 loan to Windstone Properties, LLC (“Windstone”), a limited liability company in which our Chairman, Bradley B. Schnyder, is a member manager. During 2009, the largest aggregate amount of principal outstanding was $3,243,849. As of the Record date $3,234,936 of principal remains outstanding. During 2009, Windstone made no principal payments and paid $133,899.28 in interest on the loans.

The Bank has made two loans in the aggregate amount of $553,341 to our director, James C. Kirkpatrick. During 2009, the largest aggregate amount of principal outstanding was $442,026. As of the Record date $432,020 of principal remains outstanding. During 2009, Kirkpatrick made $60,396.16 principal payments and paid $19,374.81 in interest on the loans.

Consent Order

As described in our 2009 Annual Report on Form 10-K, in February 2010, the Bank and its directors entered into a Stipulation to the Issuance of a Consent Order agreeing to the issuance of a Consent Order with the Federal Deposit Insurance Corporation and the NC Commissioner of Banks. Although the Bank and its directors neither admitted nor denied any unsafe or unsound banking practices or violations of law or regulation, they agreed to the Consent Order, which requires them to undertake a number of actions, described in detail in the Annual Report, a copy of which accompanies this Proxy Statement.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

Except as listed below, we are not aware of anyone who owned, beneficially or of record, 5% or more of our common stock on the Record Date for the Annual Meeting.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	276,815	5.23%

(1)	This amount represents a warrant to purchase 276,815 shares of our common stock, issued to the Treasury Department on November 14, 2008, pursuant to our participation in the TARP CPP. As of April 26, 2010, the Treasury Department has not exercised the warrant. See “Executive Compensation—Capital Purchase Program: Restrictions on Executive Compensation” on page 14.
(2)	Percentage is calculated based on 5,018,849 total outstanding shares plus the number of additional shares that could be purchased by the Treasury Department pursuant to the warrant, which could be exercised within 60 days following the Record Date.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date by our current directors and executive officers, nominees for election as directors, and former directors and executive officers who held office during 2009, individually, and as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
B. Lee Beason	65,945	1.31%
William H. Burton	172,668	3.44%
Peggy H. Denny	51,802	1.03%
Michael D. Foster	95,271	1.90%
Gregory L. Gibson	98,927	1.97%
James C. Kirkpatrick	111,555	2.22%
James H. Mauney, II	-0-	-0-
Michael G. Mayer	-0-	-0-
H. Steve McManus	168,166	3.35%
Roger A. Mobley	-0-	-0-
Van F. Phillips	170,665	3.40%
Vincent K. Rees	101,330	2.02%
Bradley B. Schnyder	106,531	2.12%
Catherine H. Schroeder	163,579	3.26%
John S. Sheiry	67,185	1.34%
All current directors and executive officers as a group (15 people)	1,373,624	27.32%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Beason—7,952 shares; Mr. Burton—32,445 shares; Ms. Denny—4,705 shares; Mr. Foster—5,421 shares; Mr. Gibson—52,631 shares; Mr. McManus—14,531 shares; Mr. Phillips—110,113 shares; Mr. Schnyder—6,805; Ms. Schroader—21,875 shares; and all persons included in the group—256,634 shares. The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days following the Record Date and with respect to which shares the individuals named and included in the group may be considered to exercise sole investment power only: Mr. Beason, Ms. Denny, and Mr. Rees—37,108 shares each; Mr. Burton, Mr. Foster, Mr. Kirkpatrick, Mr. McManus, Mr. Phillips, Mr. Schnyder, Ms. Schroader, and Mr. Sheiry—55,858 shares each; all individuals included in the group—511,048 shares. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. Kirkpatrick—55,041 shares; and Mr. McManus—98,285 shares.

(2)	Percentages are calculated based on 5,018,849 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal securities laws to file reports with the Securities and Exchange Commission regarding their ownership and any changes in ownership of our common stock. Based on our review of copies of those reports, and written representations by our directors and executive officers, we believe that these reporting requirements were satisfied during the year ended December 31, 2009.

PROPOSAL 2:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

“Say-on-Pay” Proposal

The ARRA and rules promulgated by the Securities and Exchange Commission require TARP recipients with securities registered under the federal securities laws to provide a separate non-binding shareholder vote to approve the compensation of their named executive officers.

This “Say-on-Pay” proposal gives our shareholders an opportunity to endorse, or not endorse, the compensation paid or provided to our named executive officers, and our executive compensation policies and practices, as described in this Proxy Statement, by voting on the following advisory (non-binding) resolution:

“Resolved, that the compensation paid or provided to the named executive officers of 1st Financial Services Corporation (“1st Financial”) and its subsidiary, and 1st Financial and its subsidiary’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in 1st Financial’s Proxy Statement for its 2010 Annual Meeting, are hereby endorsed and approved.”

The vote by our shareholders will be an advisory vote. As provided in the ARRA, it will not be binding on our Board of Directors or the Corporate Governance Committee, or overrule or affect any previous action or decision by our Board or the Committee or any compensation previously paid or awarded. Neither will it create or imply any additional duty on the part of our Board or the Committee. However, our Board and the Committee will take the results of the vote into account when considering future executive compensation matters.

You have the opportunity to cast a vote to state your approval or disapproval of the compensation of our executive officers, as disclosed in this Proxy Statement. We are committed to controlling compensation expense, which is second only to deposit interest expense in its impact on net income, while offering to our executives the appropriate mix of rewards for services rendered and incentives for further contributions to our success. We believe we have discharged that responsibility with care and with our shareholders’ best interests always foremost, and are convinced that our compensation practices are closely aligned with our shareholders’ long-term interests. We encourage you to review very carefully the tables and the narrative discussion under “Executive Compensation” before you cast your vote.

This vote only addresses compensation of those named executive officers identified in the Summary Compensation Table, not compensation paid to other employees or compensation paid to directors. A shareholder of course may communicate directly with us if the shareholder wishes to make his or her views about any aspect of our compensation practices known. A shareholder who wishes to do so should follow the procedure outlined under the caption “Corporate Governance—Communication with Our Board.”

Our Board of Directors believes that our executive compensation policies and practices are based on a pay-for-performance philosophy and are aligned with our shareholders’

long-term interests, and it recommends that you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 3:    AMENDMENT TO OUR ARTICLES OF INCORPORATION

General

Our Board of Directors has approved and adopted for submission to shareholders an amendment to Article 2 of our Articles of Incorporation to increase the number of authorized shares of our common stock from twenty million (20,000,000) to thirty-five million (35,000,000).

The proposed amendment is set out in Appendix A to this Proxy Statement.

Purpose of the Proposed Amendment to our Articles of Incorporation

Currently, the Articles of Incorporation authorize the issuance of only twenty million (20,000,000) shares of our common stock. As of the Record Date, there were 5,018,849 shares of our common stock outstanding. In addition, also as of the Record Date, we have reserved for issuance other 1,493,103 shares of our common stock in connection with grants of stock-based compensation under our equity compensation plans, and the issuance of a warrant to the Treasury in connection with our participation in the CPP.

The additional authorized shares of common stock will be part of the existing class of common stock, will not affect the terms of the common stock or the rights of the holders of common stock, and will have the same rights and privileges as the shares of common stock presently outstanding.

As is the case with the shares of common stock that currently are authorized but unissued, if this amendment to our Articles of Incorporation is approved by our shareholders, our Board of Directors will have authority to issue the additional shares of common stock from time to time without the expenses and delay of a special meeting of shareholders or other shareholder action, except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which our securities are then listed.

Our Board believes that an increased level of authorized common stock would benefit our company in its ability to pursue strategies intended to safeguard our company and the Bank’s capital adequacy requirements and planned growth and to enhance shareholder value by ensuring that we have a sufficient number of authorized but unissued shares of common stock available for future use. The Board considers the proposed increase in the number of authorized shares of common stock is desirable because it would give us the necessary flexibility to issue common stock in connection with equity financings, corporate mergers and acquisitions, stock dividends and splits, and for other general corporate purposes.

While we currently have no written plans, arrangements, or understandings for the issuance of the additional shares of common stock to be authorized pursuant to this proposal, our Board is currently considering a public offering of our common stock. A registration statement relating to these securities has not been filed with the Securities and Exchange Commission. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock. These shares may not be sold, and offers to buy may not be accepted, before a registration statement declared effective by the Securities and Exchange Commission. This Proxy Statement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

Possible Effects on Holders of Common Stock

As is the case with the shares of common stock that currently are authorized but unissued, any future issuance of common stock may have a dilutive effect on earnings per share and on the equity and voting rights of those holding common stock at the time the additional shares are issued.

Effectiveness of Change

If the proposed amendment is approved at the Annual Meeting, we will deliver, as soon as reasonably practicable, to the Secretary of State of North Carolina articles of amendment reflecting such approval, and the changes will be effective as of the date of such filing.

Our Board of Directors recommends that you vote “FOR” Proposal 3.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Fees Paid to Independent Accountants

Brown, Edwards & Company, LLP was appointed by our Audit Committee to serve as our independent accountants on October 16, 2008, and has audited our 2008 and 2009 consolidated financial statements. It replaced Elliot Davis PLLC which audited the Bank’s financial statements for 2007 and 2006 and which had served as the Bank’s independent accountants since 2005. In connection with Elliot Davis PLLC’s audits during the two most recent fiscal years for the Bank ended December 31, 2007 and 2006, and through the date of the Committee’s action dismissing Elliot Davis PLLC, there were no disagreements with Elliot Davis PLLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to Elliot Davis PLLC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Elliot Davis PLLC’s audit reports on the Bank’s financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2006 and 2007, and through the date of the Committee’s action dismissing Elliot Davis PLLC, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Brown, Edwards & Company, LLP of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

The following table lists the aggregate amounts of fees paid to Brown, Edwards & Company, LLP, for audit and other services they provided during the years ended December 31, 2008 and 2009.

Type of Fees and Description of Services	2009	2008
Audit Fees (1)	$66,500	$80,500
Audit-Related Fees (2)	4,833	-0-
Tax Fees	-0-	-0-
All Other Fees (3)	4,658	-0-

Total Fees	$75,991	$80,500

(1)	These are fees paid for professional services rendered for the audit of our annual consolidated financial statements and for the reviews of the consolidated financial statements included in our quarterly reports and for services normally provided in connection with statutory or regulatory filings or engagements.
(2)	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees related to audits of financial statements of employee benefit plans and any subsidiaries, and due diligence services.
(3)	These are fees paid for assistance with our financial statement preparation, management incentive plan computations, consultation on option expensing issues, attendance at various meetings, merger-related fees and other miscellaneous assistance.

Pre-Approval of Audit and Permissible Non-Audit Services

All audit-related services, tax services and other services rendered in 2008 and 2009 were pre-approved by our Audit Committee, which concluded that the provision of those services by our independent accountants was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. The Committee’s charter provides for pre-approval of all audit and non-audit services to be provided by the Corporation’s independent registered public accounting firm. The Charter authorizes the Committee Chairman to approve non-audit services that we propose to obtain from time to time during the year from our accountants, provided that any approvals using this procedure are presented to the Committee at its next scheduled meeting.

Representatives of Brown, Edwards & Company, LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement. The Audit Committee has not yet selected independent accountants for the 2010 year end audit.

PROPOSALS FOR 2011 ANNUAL MEETING

Any proposal of a shareholder other than a nomination for election as a director that is intended to be presented for action at the 2011 annual meeting must be received by our Corporate Secretary in writing at our address listed below no later than January 7, 2011, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. Written proposals should be sent to the same address as is listed below for communications with our Board. For a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2010 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary (at the address listed below) no later than March 23, 2011, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting of our shareholders at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation that each nominee satisfies all qualifications provided by our Bylaws or by applicable statute or regulation to serve as a director; and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide such other information about each nominee proposed that we reasonably request and which can be obtained by the shareholder, including information of a type that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the Board of Directors. Only persons nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

1st Financial Services Corporation

Attention: Corporate Secretary

101 Jack Street

Hendersonville, North Carolina 28792

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports and other information, about our company with the Securities and Exchange Commission including proxy statements, annual reports and quarterly reports. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov.

A copy of our company’s 2009 Annual Report on Form 10-K, as filed with the Securities Exchange Commission, accompanies this Proxy Statement.

Appendix A

The Proposed Amendment to our Articles of Incorporation reads as follows:

The Articles of Incorporation of the corporation are hereby amended by deleting Article 2 in its entirety and inserting in lieu thereof the following new Article 2:

“2. The aggregate number of shares which the corporation shall have the authority to issue is 45,000,000 shares divided into two classes. The designation, par value and number of shares of each class are as follows:

Class	Par Value	Number of Shares
Common Stock	$5.00	35,000,000
Class B Stock	No Par	10,000,000
Total Shares		45,000,000

The corporation’s Board of Directors shall be authorized to issue shares of Class B Stock from time to time, to create series thereof, and to determine the designations, terms, and relative rights, and any preferences or limitations of the Class B Stock, or of shares within each series of Class B Stock, at the time of issuance, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine:

(a)	the designation of each series and the number of shares to constitute each series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

(b)	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preference or relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock, including Class B Stock; whether such dividends shall be cumulative or non-cumulative; and whether the Class B Stock will be participating or nonparticipating with other shares with respect to dividends;

(c)	whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(d)	the terms and amount of any sinking, retirement, or purchase fund;

(e)	with respect to each series, the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(f)	the voting rights, if any (other than any voting rights that the Class B Stock may have as a matter of law);

(g)	any restrictions on the issuance or reissuance of additional Class B Stock;

(h)	with respect to each series, the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, including any preferences over the common stock or any other class or classes or any other series of capital stock, including Class B Stock, and whether the Class B Stock will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets;

(i)	any limitations or restrictions on transfer; and

(j)	with respect to each series, such other special rights and privileges, if any, for the benefit of the holders of, or other terms or limitations with respect to, the shares within that series as shall not be inconsistent with the provisions of the corporation’s Articles of Incorporation, as amended, or applicable law.

All shares of Class B Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences, and limitations of shares within any one series may differ from those of shares within any other series. All shares of Class B Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Class B Stock undesignated as to series.”

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VOTING BY PROXY

Please read our Proxy Statement before you vote by proxy. Then, to ensure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you whether or not you plan to attend the Annual Meeting. You can do this in one of the following two ways:

VOTING BY PROXY CARD

•	You can mark, sign and return the proxy card below in the enclosed postage-prepaid envelope.

VOTING BY INTERNET

•

You can go to our Internet website (https://www.mountain1st.com/proxy) and click on the link for “proxy voting.” When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you do not need to sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed, and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our Proxy Statement for the Annual Meeting.

You should note that you may vote by Internet only until 5:00 p.m. local time on June 14, 2010, which is the day before the Annual Meeting date.

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Peggy H. Denny, Janet King, Mary K. Dopko (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of 1st Financial Services Corporation (the “Corporation”) held of record by the undersigned on April 21, 2010, at the Annual Meeting of the Corporation’s shareholders to be held at the Thomas Auditorium in the David W. Sink, Jr. building of the Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina, at 10:00 a.m. on Tuesday, June 15, 2010, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: To elect four directors for three-year terms.

☐ FOR all nominees listed below (except as indicated otherwise below)	☐ WITHHOLD authority to vote for all nominees listed below

Nominees:          Michael D. Foster, James C. Kirkpatrick, Michael G. Mayer and Van F. Phillips

Instruction:       To withhold authority to vote for any individual nominee(s), write that nominee’s name on the line below.

2.	PROPOSAL FOR ADVISORY VOTE ON EXECUTIVE COMPENSATION: To approve a non-binding, advisory resolution to approve the compensation of our named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION: To increase the number of authorized shares of our common stock from twenty million (20,000,000) to thirty-five million (35,000,000);

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	OTHER BUSINESS: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed on the reverse. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2 and 3. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation’s Secretary a written instrument revoking it or timely submitting (by mail or Internet) an appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated: ______________________________, 2010

Signature

Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please submit your appointment of proxy whether or not you plan to attend.